Exhibit 10.4

                                                                       F I N A L
                                                                         2/10/98

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER dated as of February 10, 1998 (this "Agreement") among SONIC AUTOMOTIVE, INC., a Delaware corporation (the "Buyer"), CAPITOL CHEVROLET, INC., an Alabama corporation (the "Corporation"), CAPITOL IMPORTS, LTD., an Alabama limited partnership (the "Partnership" and, together with the Corporation, collectively, the "Companies"), and FRANK E. McGOUGH, JR. (the "Seller").

                              W I T N E S S E T H:

      WHEREAS, as of the Closing (as defined in Article 2 below), the Seller will own (i) all of the issued and outstanding shares of common stock of the Corporation which shares (the "Shares") represent all of the issued and outstanding shares of capital stock of the Corporation, and (ii) all of the issued and outstanding partnership interests of the Partnership (the "Partnership Interests"); and

      WHEREAS, the Buyer desires to acquire the Shares and the Partnership Interests from the Seller, and the Seller is willing to sell the Shares and the Partnership Interests to the Buyer, upon the terms and conditions hereinafter set forth; and

      WHEREAS, the acquisition by the Buyer of the Shares and the Partnership Interests is to be accomplished by the merger (the "Merger") of the Companies with and into a wholly-owned Alabama subsidiary (the "Sub"), to be formed by the Buyer prior to the Closing, on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and representations hereinafter stated, and intending to be legally bound hereby, the parties agree as follows:
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                                    ARTICLE 1

                                   The Merger

      1.1 The Merger.

            (a) Subject to the provisions of this Agreement and the Certificate of Merger substantially in the form of Exhibit A attached hereto (the "Certificate of Merger"), the Companies shall be merged with and into the Sub in accordance with the provisions of the Alabama Business Corporation Act and the Alabama Limited Partnership Act (collectively, the "Merger Law"), whereupon the separate existence of the Companies shall cease and the Sub shall be the surviving corporation (the Sub and the Companies are sometimes herein referred to as the "Constituent Companies" and the Sub after the Merger is sometimes herein referred to as the "Surviving Company").

            (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Constituent Companies shall execute and file the Certificate of Merger with the Secretary of State of the State of Alabama in accordance with the Merger Law, and shall otherwise make all other filings or recordings required by the Merger Law in connection with the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with, and accepted by, the Secretary of State of the State of Alabama (the "Effective Time").

            (c) At the Effective Time, the separate existence of the Companies shall cease and the Companies shall be merged with and into the Sub and the Sub shall be the Surviving Company, whose name thereafter shall be "CAPITOL CHEVROLET AND IMPORTS, INC.".

            (d) From and after the Effective Time: (i) the Articles of Incorporation of the Surviving Company shall be the Articles of Incorporation of the Sub; (ii) the Bylaws of the Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company, until thereafter amended in accordance with applicable law; (iii) the directors of the Sub at the Effective Time shall become the directors of the Surviving Company, until their respective successors are duly elected or appointed and qualified in accordance with applicable law; and (iv) the officers of the Sub at the Effective Time shall become the initial officers of the Surviving Company, to serve at the pleasure of the board of directors of the Surviving Company.

            (e) At the Effective Time by virtue of the Merger and the applicable provisions of the Merger Law and without any further action on the part of the Constituent Companies or on the part of the Companies' shareholders and partners:

                  (1) each share of common stock of the Sub outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Company;


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                  (2) all of the Shares and all of the Partnership Interests
(collectively, the "Company Securities") shall, automatically and without any action on the part of the Seller, cease to be outstanding and shall be converted into the right to receive the Merger Consideration (as defined in Section 1.2 below) in accordance with the provisions of said Section 1.2. All Company Securities, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the Seller holding Company Securities shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with provisions of said Section 1.2.

      1.2 The Merger Consideration.

            (a) Definitions. As used in this Agreement, (i) the term "Basic Consideration" shall mean $7,325,000, adjusted as provided in Section 1.4 below,
(ii) the term "Contingent Consideration" shall have the meaning given to it in
Section 1.2(d) below, (iii) the term "Merger Consideration" shall mean the Basic Consideration and the Contingent Consideration, and (iv) the term "Escrow Amount" shall mean the sum of $500,000, which shall be withheld from the Basic Consideration and placed in escrow, as more fully provided in Section 1.2(c)(2) below.

            (b) Entitlement to Merger Consideration. The Seller shall, after the Effective Time and provided the Seller shall have surrendered to the Surviving Company any certificate or certificates for the Company Securities, or other reasonably satisfactory evidence thereof, in accordance with the provisions of
Section 1.5 below, or shall have otherwise complied with said Section 1.5, be entitled to receive payment of the Merger Consideration, subject to the terms and conditions of this Article 1.

            (c) Payment of Basic Consideration. Payment to the Seller of the Basic Consideration shall be made as follows:

                  (1) An amount equal to $3,039,000 less the Escrow Amount, shall be paid to the Seller, in immediately available funds by wire transfer to an account designated in writing to the Buyer, on the first full Business Day (as hereinafter defined) after such surrender of such certificate or certificates, or other evidence, and designation of such account (which Business Day will be the Closing Date provided the certificate or certificates, or other evidence, together with applicable wire transfer instructions, shall have been received by the Buyer at or before the Closing). The sum of $275,000 shall be paid on each of the first and second anniversaries of the Closing Date, by wire transfer as aforesaid. In the event that the Buyer shall have failed to pay all or any portion of such $275,000 sum and such failure shall have continued for a period of 10 Business Days from the due date thereof, such sum shall bear interest at the Interest Rate (as defined in Section 1.4(b) below) until paid and the Buyer shall also be obligated, upon demand of the Seller, to pay any remaining such $275,000 sum, together with interest at such Interest Rate from the date of such demand to the date of payment. For purposes of this Agreement, a "Business Day" means any day, other than a Saturday, Sunday or legal holiday, on which banks in the State of Alabama are generally open for business.


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                  (2) The Escrow Amount shall be placed in escrow with First
Union National Bank (the "Escrow Agent") by the Buyer in accordance with the Escrow Agreement in substantially the form of Exhibit B hereto, with such other changes thereto as the Escrow Agent shall reasonably request (the "Escrow Agreement"). The term of the Escrow Agreement will be for 90 days from the Closing Date (or such longer period of time as shall be necessary to determine the Net Book Value pursuant to Section 1.4(b) below), except to the extent that the Buyer shall have made claims during such period for payment from the Escrow Amount in respect of the adjustment to the Basic Consideration contemplated by
Section 1.4 of this Agreement or for indemnification pursuant to the terms of this Agreement. At the end of such 90-day (or longer) period, the Buyer will execute a joint instruction with the Seller, pursuant to the Escrow Agreement instructing the Escrow Agent to pay the Escrow Amount, less the amount of any such claims by the Buyer, to the Seller pursuant to the terms of the Escrow Agreement.

                  (3) The Buyer shall issue and deliver to the Seller 3,736 shares of the Buyer's Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock will be convertible into that number of shares of the Buyer's Class A Common Stock (the "Common Stock") having an aggregate market value at the time of conversion (based upon the average closing price per share of Common Stock on the New York Stock Exchange for the 20 consecutive trading days immediately preceding the Closing Date) of not less than $3,362,400 and not more than $4,109,600, as more fully set forth in the Summary of Rights and Preferences attached as Exhibit C hereto. The Buyer shall use its reasonable best efforts to make available current public information with respect to the Buyer within the meaning of Subsection (c)(1) of Securities and Exchange Commission Rule 144 ("Rule 144") to the extent necessary to facilitate public resales by the Seller of such shares of Common Stock pursuant to Rule 144. The Buyer shall remove all stop transfer instructions and shall remove any restrictive legend on the certificates with respect to any shares of the Preferred Stock or the Common Stock then owned by the Seller to the extent that either (i) the Preferred Stock or the Common Stock may hereafter be registered under the Securities Act of 1933, as amended, and under any applicable state securities or blue sky laws, or (ii) the Buyer has received an opinion of counsel satisfactory to the Buyer, in form and substance satisfactory to the Buyer, that such registration is not required.

                  (4) Notwithstanding the foregoing, should any shares of Common Stock comprising part of the Basic Consideration or the Contingent Consideration include any fractional share of the Common Stock, the Buyer shall not be obligated to deliver any certificate with respect to such fractional share; in lieu thereof, the Buyer shall pay to the Seller an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by
(ii) the average closing price per share of Common Stock on the New York Stock Exchange for the 20 consecutive trading days immediately preceding the date of payment.

            (d) Payment of Contingent Consideration.

                  (1) As used in this Agreement, (i) the term "Contingent Consideration" shall mean an amount, not to exceed an aggregate total of $3,250,000, equal to


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4.75 times the Earnings Before Taxes of the Buyer or any successor to or assignee of the Buyer between $1,368,421 and $2,052,632 during the Overall Calculation Period, as more fully provided in paragraph (2) below, (ii) the term "Subject Businesses" shall mean the businesses of the Companies acquired pursuant to this Agreement, (iii) the term "Calculation Period" shall mean each of the four consecutive twelve calendar month periods which collectively comprise the Overall Calculation Period; (iv) the "Overall Calculation Period" shall mean the forty-eight consecutive calendar month period beginning with the first full calendar month after the Closing Date, (v) the term "Earnings Before Taxes" shall mean the combined earnings before taxes of the Buyer or any successor to or assignee of the Buyer from the Subject Businesses, as more fully provided in paragraph (3) below; and (vi) the term "Qualified Earnings Before Taxes" shall mean, for any Calculation Period, Earnings Before Taxes for such Calculation Period of $1,368,421 up to and including $2,052,632.

                  (2) Subject to the provisions of Section 9.7 below, not later than 120 days after each of the first through the fourth anniversaries of the Closing Date, the Buyer shall pay to the Seller an installment of the Contingent Consideration, calculated as follows:

                        (i) The installment of Contingent Consideration for the first Calculation Period shall be calculated based upon the excess, if any, of Qualified Earnings Before Taxes, for such Calculation Period over $1,368,421 (any such excess being called the "First Period Excess");

                        (ii) The installment of Contingent Consideration for the second Calculation Period shall be calculated based upon the excess, if any, of Qualified Earnings Before Taxes for such Calculation Period over the sum of (A) $1,368,421 plus (B) the First Period Excess (any such excess being called the "Second Period Excess");

                        (iii) The installment of Contingent Consideration for the third Calculation Period shall be calculated based upon the excess, if any, of Qualified Earnings Before Taxes for such Calculation Period over the sum of
(A) $1,368,421, plus (B) the First Period Excess, plus (C) the Second Period Excess (any such excess being called the "Third Period Excess"); and

                        (iv) The installment of Contingent Consideration for the fourth Calculation Period shall be calculated based upon the excess, if any, of Qualified Earnings Before Taxes, for such Calculation Period over the sum of (A) $1,368,421, plus (B) the First Period Excess, plus (C) the Second Period Excess, plus (D) the Third Period Excess, provided, however, the Contingent Consideration payable in respect of all four Calculation Periods shall not exceed an aggregate total of $3,250,000.

      An amount equal to 49% of each installment to Contingent Consideration shall be paid to the Seller in cash by wire transfer of immediately available funds to the account of the Seller, which shall be designated by the Seller in writing at least one (1) Business Day prior to the date


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of payment, and the balance of such installment of Contingent Consideration shall be paid by the issuance and delivery to the Seller of shares of Preferred Stock at the rate of one share of Preferred Stock for every $1,000 of such Contingent Consideration. Fractional shares of Preferred Stock may be issued under this Agreement; however, no fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. If any installment of Contingent Consideration shall not be paid when due and such failure shall continue for a period of 10 Business Days, such installment shall bear interest at the Interest Rate (as defined in Section 1.4(b) below) until paid.

                  (3) For purposes of calculating Earnings Before Taxes, the following rules shall apply:

                        (i) no deduction shall be taken for federal and state income taxes owed by the Subject Businesses;

                        (ii) no deduction shall be taken for any interest expenses of the Subject Businesses other than floor plan financing interest attributable to the Subject Businesses and other interest expenses directly attributable to the operation of the Subject Businesses;

                        (iii) Earnings Before Taxes shall be determined before any expense chargeable with respect to the Non-Competition Agreement (as defined in Section 1.7(c) below) or any management fee expense allocation from the Buyer in respect of management fees payable to the Buyer;

                        (iv) For purposes of calculating Earnings Before Taxes, each of the three $275,000 installments of Basic Consideration shall be treated as an expense;

                        (v) No deduction shall be taken for any amortization of goodwill included in the Purchase Price;

                        (vi) Earnings Before Taxes shall not reflect any income associated with collection of the Acceptance Receivables (as defined in Section 1.4(c) below);

                        (vii) overhead expenses (including, without limitation, accounting fees, data processing fees, third party management and consulting fees, salaries and bonuses of persons previously employed by Buyer and any of its Affiliates other than the Surviving Company, and the like) or other expenses which have been incurred by any of the Subject Businesses which are allocated to such Subject Business but do not directly relate to the operation of such Subject Business, or that portion so allocated which is not reasonably related to the operation of such Subject Business, shall not be deducted in determining Earnings Before Taxes; and

                        (viii)Earnings Before Taxes shall be determined without reference to any income or expense attributable to business operations of the Surviving


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Company other than the Subject Businesses.

      At the time of the making of the payment of an installment of the Contingent Consideration, the Buyer shall deliver to the Seller a statement in writing setting forth in reasonable detail the manner in which the respective payment of Contingent Consideration was determined. The Seller shall have a period of 30 days after the payment of such installment of Contingent Consideration to object in writing to the Buyer's calculation of the respective Earnings Before Taxes. If the Buyer and the Seller are unable to reach agreement on the Buyer's objections, the matter shall be submitted to binding resolution by the Accountants (as defined in Section 1.4(a) below). For purposes of such resolution process, the procedural provisions of the last sentence of said
Section 1.4(a) shall be applicable, except that the Seller shall pay 100% of the fees and expenses of the Accountants in determining such Earnings Before Taxes unless such Earnings Before Taxes, as determined by the Accountants, is more than 110% of such Earnings Before Taxes as determined by the Buyer, in which case the Buyer shall pay 100% of such fees and expenses of the Accountants. Until such time as the Contingent Consideration shall have been paid in full, the Buyer shall furnish to the Seller its regularly prepared monthly dealer financial statements, such financial statements to be furnished within 30 days after their preparation by the Buyer.

            (e) Concerning Certain Shares of Preferred Stock.

                  If, pursuant to this Agreement, the Buyer shall issue any shares of Preferred Stock after the second anniversary of the Closing Date, the Buyer will grant to the Seller "piggyback" registration rights with respect to the shares of Common Stock issuable on conversion of such shares of Preferred Stock. Such piggyback registration rights shall be subject to customary limitations such as underwriter cutbacks and registration rights, if any, of others.

      1.3 Certain Divestitures Prior to Closing. Prior to the Closing, the Companies will distribute to the Seller the following assets, as more fully described on Exhibit D hereto (collectively, the "Distributed Assets"): land; buildings and improvements; leasehold improvements; life insurance; certain notes receivable; GMAC contract for Frank McGough's benefit; and employee receivables. In connection with such distribution, the Companies shall also distribute to the Seller the following liabilities, also as more fully described on Exhibit D hereto (collectively, the "Distributed Liabilities"): GMAC payables for the benefit of Frank McGough; obligations with respect to the life insurance included in the Distributed Assets; payables to Frank McGough's family; any loans secured by real estate; and all liabilities to Frank McGough for personal funds invested in GMAC cash management.

      1.4 Basic Consideration Adjustment Procedures.

            (a) Not later than 60 days after the Closing Date (as defined in Article 2), the Buyer will prepare and deliver to the Seller a consolidated balance sheet (the "Closing Balance Sheet") of the Companies as of the Closing Date, consisting of a computation of the consolidated book value of the tangible assets of the Companies as of the Closing Date (excluding the


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Distributed Assets), less the consolidated book value of the liabilities of the
Companies as of the Closing Date (excluding the Distributed Liabilities), but including (i) the present value of the tax liabilities of the Companies associated with the conversion to the FIFO method of accounting for inventories (utilizing a discount factor equal to the Interest Rate applied to the longest payment period permitted by the Internal Revenue Service without imposition of penalties or interest), and (ii) the tax liabilities of the Companies, if any, associated with the distribution of the Distributed Assets and Distributed Liabilities (in the case of the distribution of any real property, utilizing a fair market value for such property which is mutually agreed to by the Buyer and the Seller or, failing such agreement, determined by a nationally recognized appraisal firm selected by the Buyer and reasonably acceptable to the Seller). In addition, the Closing Balance Sheet shall reflect as a liability the unpaid amount payable to Van McGough in consideration of a covenant not to compete given by him, such liability to be reflected at its present value utilizing a discount factor equal to the Interest Rate. The Closing Balance Sheet and the accounts reflected therein shall be determined in accordance with tax basis accounting principles applied consistently with the preparation of the tax basis balance sheet included in the Annual Financial Statements (as defined in Section 3.13(a)); provided, however, that (A) used vehicle inventories shall be valued as mutually agreed by the Buyer and the Seller based upon a physical inventory to be conducted by them as of such date ( the "Valuation Date"), not more than 20 days after the date the Buyer shall have a representative of the Buyer (the "Buyer's Representative") on site full time at the Companies' premises; with respect to all used vehicles in the Companies' inventory as of the Valuation Date, if any of such vehicles shall not have been sold within ninety days after the Valuation Date, the value of such vehicle on the Closing Balance Sheet shall be reduced by $500; for all used vehicles acquired after the Valuation Date with the approval of the Buyer's Representative or his designee, such vehicles shall be valued at cost; (B) parts which are returnable under the respective manufacturers' returnable parts plans shall be valued at their respective return values under such plans; (C) there shall be included appropriate reserves and/or write-offs for doubtful accounts receivable and bad debts and for damaged, spoiled, obsolete or slow-moving inventory (excluding new cars, used cars and returnable parts to the extent they qualify for return under the relevant manufacturer's parts return plans or policies); provided, however, new demonstrator vehicles with more than 5,000 miles on their odometers shall be reduced in value by $.32 per mile for each mile shown on the odometer in excess of $5,000. The tangible net book value reflected on the Closing Balance Sheet is hereinafter called the "Net Book Value." If within 30 days following delivery of the Closing Balance Sheet (or the next Business Day if such 30th day is not a Business Day), the Seller has not given the Buyer notice of the Seller's objection to the computation of the Net Book Value as set forth in the Closing Balance Sheet (such notice to contain a statement in reasonable detail of the nature of the Seller's objection), then the Net Book Value reflected in the Closing Balance Sheet will be deemed mutually agreed by the Buyer and the Seller. If the Seller shall have given such notice of objection in a timely manner, then the issues in dispute will be submitted to a "Big Six" accounting firm mutually acceptable to the Buyer and the Seller (the "Accountants") for resolution. If issues in dispute are submitted to the Accountants for resolution, (1) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to the party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to


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present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (2) the Accountants will be instructed to determine the Net Book Value based upon their resolution of the issues in dispute; (3) such determination by the Accountants of the Net Book Value, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (4) the Buyer and the Seller shall each bear 50% of the fees and expenses of the Accountants for such determination.

            (b) If the Net Book Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, equals or exceeds $4,300,000, the parties shall execute and deliver to the Escrow Agent a joint instruction to pay the entire Escrow Amount to the Seller. To the extent that the Net Book Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, exceeds $4,300,000 (the "Net Book Value Excess"), the Buyer shall be obligated to pay the Net Book Value Excess promptly to the Seller, together with interest on the amount of the Net Book Value Excess at the Buyer's floor plan financing rate (which currently is 90 basis points below prime rate) from time to time in effect (the "Interest Rate") from the Closing Date to the date of such payment. To the extent that the Net Book Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, is less than $4,300,000 (the "Net Book Value Shortfall"), the Seller shall be obligated to pay the amount of the Net Book Value Shortfall, up to the entire amount of the Escrow Amount, promptly to the Buyer, with any remaining balance of the Escrow Amount to be paid to the Seller. In furtherance of such obligation of the Seller, the parties shall execute and deliver to the Escrow Agent a joint instruction to pay such amount of the Net Book Value Shortfall to the Buyer. To the extent that the Net Book Value Shortfall exceeds the Escrow Amount, the Seller shall be obligated to pay the amount of such excess over the Escrow Amount promptly to the Buyer, together with interest on the amount of such excess over the Escrow Amount at the Interest Rate from the Closing Date to the date of such payment. Any interest earned on the Escrow Amount shall be paid to the Buyer or the Seller, as the case may be, in proportion to the respective principal amounts of the Escrow Amount paid to each of them. Any Net Book Value Excess shall be paid to the Seller 49% in cash and 51% in shares of Preferred Stock at the rate of one share of Preferred Stock for every $1,000 in value of such percentage of Net Book Value Excess. Interest thereon shall be paid in cash.

            (c) It is intended that the Closing Balance Sheet shall include a reserve for uncollectibility of amounts payable to the Companies by Credit Acceptance Corporation and Auto Acceptance (collectively, the "Acceptance Receivables") as of the Closing Date. To the extent that actual collections by the Companies of the unreserved portion of the Acceptance Receivables during the 6 year period after the Closing Date shall exceed an amount equal to such unreserved portion plus interest thereon from the Closing Date to the date of collection of the respective Acceptance Receivables, the Buyer shall promptly notify the Seller thereof and pay the amount of such excess to the Seller. The Buyer may elect to defer payment of such excess on an annual basis, in which case the Buyer shall pay interest at the Interest Rate on the amount so deferred. To the extent that actual collections by the Companies of the unreserved portion of the Acceptance Receivables during the 6 year period after the Closing Date shall be less than such unreserved portion, the Buyer shall notify the Seller and the Seller shall promptly pay the


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Buyer the shortfall in such unreserved portion together with interest thereon at the Interest Rate from the Closing Date to the date of payment. Any write-offs by the Buyer after the Closing Date of the Acceptance Receivables shall be applied first against such reserve and, to the extent such write-offs are applied against such reserve, the Buyer shall pay to the Seller an amount equal to any net tax benefit to the Buyer (computed based upon the Buyer's applicable tax rates) resulting from such write-off. Any payments by the Buyer under this
Section 1.4(c) shall be made 49% in cash and 51% in shares of Preferred Stock at the rate of one share of Preferred Stock for each $1,000 in value of such payment percentage. The Seller shall have the right, upon prior notice to the Buyer and during normal business hours, to inspect the Buyer's books and records with respect to the collection of the Acceptance Receivables.

      1.5 Surrender of Company Securities

            (a) At the Closing, the Seller shall surrender to the Surviving Company the certificate or certificates, or other reasonably satisfactory evidence, representing Company Securities to be exchanged for the Merger Consideration pursuant to Section 1.2, duly endorsed to the Surviving Company (in the case of certificates), with all transfer taxes duly paid, where applicable. If such certificate or certificates or other evidence cannot, after a diligent search, be located, in lieu of such certificate or certificates or other evidence the Seller shall provide an affidavit of lost certificate and indemnity in a form reasonably satisfactory to the Buyer. Upon such surrender, the Seller shall be entitled to the Merger Consideration, as more fully provided in Section 1.2 above. Until surrendered in accordance with Section 1.5, each such certificate or other evidence of the Company Securities shall be deemed for all purposes to evidence only the right to receive the Merger Consideration payable pursuant to Section 1.2 (subject to any taxes required to be withheld).

            (b) The Company Securities, when surrendered to the Surviving Company pursuant to Section 1.5(a) above, shall be surrendered free and clear of all liens, pledges, encumbrances, claims, security interests, charges, voting trusts, voting agreements, other agreements, rights, options, warrants or restrictions or claims of any kind, nature or description (collectively, "Encumbrances").

      1.6 Appraisal/Dissenters' Rights. It shall be a condition to the Buyer's obligations at the Closing that all Company Securities shall have been voted in favor of the Merger, such that no appraisal or dissenters rights under applicable law shall be available to the Seller.

      1.7 Dealership Leases; Employment Agreement; Non-Competition Agreement.

            (a) Dealership Leases. At the Closing, the Seller and/or his Affiliates (as hereinafter defined), as lessors, will enter into lease agreements (the "Dealership Leases") with the Buyer, as lessee, regarding the Leased Premises (as defined in Section 3.16(b) below) owned by them. The Dealership Leases: shall be for ten year terms with two 5-year renewal options in tenant; shall be "triple net" with aggregate total monthly lease payments of $56,500, subject to CPI adjustment upon completion of the fifth year of the initial lease term and again upon the


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commencement of each renewal option period; shall contain options to purchase the respective Leased Premises at fair market value; and shall otherwise be substantially in the form of Exhibit E hereto. For purposes of this Agreement, the term "Affiliate" shall mean any entity directly or indirectly controlling, controlled by or under common control with the specified person, whether by stock ownership, agreement or otherwise, or any parent, child or sibling of such specified person and the concept of "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

            (b) Employment Agreement. At the Closing, Frank McGough will enter into an employment agreement with the Buyer (the "Employment Agreement"). The Employment Agreement: shall be for a three year term; shall provide for a $25,000 annual salary, standard employee benefits (health care, etc.), the use of two demonstrator vehicles, payment of club dues of up to $500 per month and a $75,000 bonus upon closing of each dealership acquired by the Buyer or its Affiliates and first brought to the attention of the Buyer as an acquisition target; and shall otherwise be substantially in the form of Exhibit F hereto.

            (c) Non-Competition Agreement. At the Closing, Frank McGough will enter into a non-competition agreement with the Buyer and the Surviving Company (the "Non-Competition Agreement"). The Non-Competition Agreement: shall be for a three year term; shall cover the Montgomery, Alabama Metropolitan Statistical Area (as compiled by the United States Office of Management and Budget), with the exception of Dothan, Alabama; and shall otherwise be substantially in the form of Exhibit G hereto.

      1.8 Seller's Covenant to Close. The Seller further covenants and agrees to vote all of the Company Securities held by him in favor of the Merger, and otherwise to take all officer, director, shareholder or partner actions necessary to cause the Companies to adopt and approve, and to consummate, the Merger.

                                    ARTICLE 2

                                     Closing

      The Closing of the Merger shall take place at the offices of Sirote & Permutt, P.C., One Commerce Street, Montgomery, Alabama, at 9:30 a.m., local time on the fifth (5th) Business Day, or such shorter period as the Buyer may choose, following the date the Buyer gives notice of the Closing to the Seller, but in no event later than March 31, 1998 (the "Closing Date Deadline"); provided, however, if as of March 31, 1998, the consents or approvals of all applicable automobile manufacturers and distributors contemplated by Section 7.3(d) hereof shall not have been obtained and/or the audited financial statements contemplated by Section 7.15 hereof shall not have been completed, the Closing Date Deadline shall be extended for an additional 60 days. The date upon which the Closing shall take place is hereinafter called the "Closing Date."

                                    ARTICLE 3

         Representations and Warranties of the Seller and the Companies

            The Seller and the Companies, jointly and severally, hereby represent and warrant to the Buyer as follows:

      3.1 Ownership of Company Securities. As of the Closing, the Seller will own of record and beneficially the Company Securities, free and clear of all Encumbrances.

      3.2 Seller's Power and Authority; Consents and Approvals.

            (a) The Seller has full capacity, right, power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by the Seller in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.

            (b) Except as set forth on Schedule 3.2(b) hereto, no authorization, approval or consent of, or notice to or filing or registration with, any governmental agency or body, or any other third party, is required in connection with the execution and delivery by the Seller of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Seller in connection therewith, the consummation of the transactions contemplated hereby and thereby and the performance by the Seller of the Seller's obligations hereunder and thereunder.

      3.3 Execution and Enforceability. This Agreement and the other agreements, documents and instruments to be executed by the Seller in connection herewith, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized, executed and delivered by the Seller and constitute, and the other agreements, documents and instruments contemplated hereby, when executed and delivered by the Seller, shall constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.

      3.4 Litigation Regarding Seller. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the Seller's knowledge, threatened or probable of assertion, against the Seller relating to the Company Securities, this Agreement or the transactions contemplated hereby before any court, governmental or administrative agency or other body. The Seller knows of no basis for the institution of any such suit or proceeding. No judgment, order, writ, injunction, decree or other similar command of any court or governmental or administrative agency or other body has been entered against or served upon the Seller relating to the Company Securities, this Agreement or the transactions contemplated hereby.

      3.5 Interest in Competitors and Related Entities; Certain Transactions.

            (a) Except as set forth on Schedule 3.5 hereto, neither the Seller nor any Affiliate of the Seller (i) has any direct or indirect interest in any person or entity engaged or involved in any business which is competitive with any business of the Companies, (ii) has any direct or indirect interest in any person or entity which is a lessor of assets or properties to, material supplier of, or provider of services to, either of the Companies, or (iii) has a beneficial interest in any contract or agreement to which either of the Companies is a party; provided, however, that the foregoing representation and warranty shall not apply to any person or entity, or any interest or agreement with any person or entity, which is a publicly held corporation in which the Seller individually owns less than 3% of the issued and outstanding voting stock.

            (b) Except as set forth in Schedule 3.5 hereto, there are no transactions between either of the Companies and the Seller (including the Seller's Affiliates), or any of the directors, officers or salaried employees of either of the Companies, or the family members or Affiliates of any of the above (other than for services as employees, officers and directors), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, the Seller, or any such officer, director or salaried employee, family member, or Affiliate or any corporation, partnership, trust or other entity in which such family member, Affiliate, officer, director or employee has a substantial interest or is a shareholder, officer, director, trustee or partner.

      3.6 Seller Not Foreign Person. The Seller is a "United States person" as that term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

      3.7 Organization; Good Standing; Qualifications; and Power.

            (a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Alabama and has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Companies is qualified to do business as a foreign corporation or partnership, as the case may be, and is in good standing in each of the jurisdictions listed on Schedule 3.7 hereto, which are the only jurisdictions where the nature of its business and assets requires such qualification.

            (b) This Agreement and the other agreements, documents and instruments to be executed by the Companies in connection herewith, and the consummation by each of the Companies of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or partnership, as the case may be, action of the Companies including, without limitation, all necessary shareholder or partner, as the case may be, action and have been duly executed and delivered by each of the Companies and constitute, and the other agreements, documents and instruments contemplated hereby, when executed and delivered by each of the Companies, shall constitute, the legal, valid and binding obligations of the Companies, enforceable against the Companies in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting the enforcement of creditors' rights generally, or by general equitable principles.

      3.8 Capitalization. The authorized capital stock of the Corporation is as set forth in Schedule 3.8 hereto, of which the number of shares indicated on
Schedule 3.8 hereto are issued and outstanding and constitute the Shares. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and are held by the Seller. All of the Partnership Interests have been duly authorized and are validly issued and are held by the persons indicated on
Schedule 3.8 hereto. All capital contributions required to be made with respect to the Partnership Interests have been made and no requirement for a capital contribution with respect thereto remains outstanding or unperformed. Except as set forth on Schedule 3.8 hereto, there are no preemptive rights, whether at law or otherwise, to purchase any of the securities of the Companies and there are no outstanding options, warrants, "phantom" stock plans, subscriptions, agreements, plans or other commitments pursuant to which either of the Companies is or may become obligated to sell or issue any shares of its debt or equity securities, and there are no outstanding securities convertible into any other debt or equity security of the Companies.

      3.9 Subsidiaries and Investments. The Companies do not own or maintain, directly or indirectly, any capital stock of or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity and do not have any commitment to contribute to the capital of, make loans to, or share in the losses of, any such entity.

      3.10 No Violation; Conflicts. Except as set forth on Schedule 3.10 hereto, the execution and delivery by the Companies of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Companies in connection herewith, the consummation by the Companies of the transactions contemplated hereby and thereby and the performance by the Companies of their respective obligations hereunder and thereunder do not and will not (a) conflict with or violate any of the terms of the Articles of Incorporation or Bylaws of the Corporation or the Agreement of Limited Partnership of the Partnership, (b) violate or conflict with any law, ordinance, rule or regulation, or any judgment, order, writ, injunction, decree or similar command of any court, administrative or governmental agency or other body, applicable to either of the Companies, (c) violate or conflict with the terms of, or result in the acceleration of, any indebtedness or obligation of either of the Companies under, or violate or conflict with or result in a breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or instrument to which either of the Companies is a party or by which either of the Companies or any of its assets or properties is bound or affected, (d) result in the creation or imposition of any Encumbrance of any nature upon any of the assets or properties of either of the Companies, (e) constitute an event permitting termination of any agreement, license or other right of either of the Companies, or (f) require any authorization, approval or consent of, or any notice to or filing or registration with, any governmental agency or body, or any other third party, applicable to either of the Companies or any of its properties or assets.

      3.11 Title to Assets; Related Matters. Each of the Companies has good and valid title to all assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by it, other than the Distributed Assets (collectively, the "Assets"), free and clear of all Encumbrances, except those specified on Schedule 3.11 and liens for taxes not yet due and payable. The Assets (a) include all properties and assets (real, personal and mixed, tangible and intangible) owned by the Companies; (b) do not include (i) any contracts for future services, prepaid items or deferred charges the full value or benefit of which will not be usable by or transferable to the Buyer, or (ii) any goodwill, organizational expense or other similar intangible asset.

      3.12 Possession. The tangible assets included within the Assets are in the possession or control of the Companies and no other person or entity has a right to possession or claims possession of all or any part of such Assets, except the rights of lessors of Leased Equipment and Leased Premises (each as defined in Section 3.16 hereof) under their respective contracts and leases.

      3.13 Financial Statements.

            (a) The Seller has delivered to the Buyer prior to the date hereof:

                  (1) the consolidated audited tax basis balance sheets of the Companies as of December 31, 1996 and the related audited statements of income, owners' equity and changes in cash flows for the fiscal years then ended (including the notes thereto and any other information included therein), accompanied, in each case, by the opinion of Cherry, Bekaert & Holland, independent certified public accountants of the Companies (collectively, the "Annual Financial Statements"), together with the consent of such auditors to the use of their reports contained in the Annual Financial Statements by the Buyer (or any Affiliate of the Buyer) in any filing of such Annual Financial Statements with any governmental entity; and

                  (2) the consolidated unaudited balance sheet of the Companies as of December 31, 1997 and the related unaudited statements of income and owners' equity for the 12 month period then ended (collectively, the "Interim Financial Statements"); (the Annual Financial Statements and the Interim Financial Statements are hereinafter collectively referred to as the "Financial Statements").

            (b) The Financial Statements (i) are in accordance with the books and records of the Companies, which books and records are true, correct and complete in all material respects, (ii) fully and fairly present the financial position of the Companies as of the dates indicated and the results of operation, owners' equity and changes in cash flows of the Companies for the periods indicated, and (iii) except as set forth in
Schedule 3.13, have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP").

      3.14 Accounts Receivable. All accounts receivable of the Companies are collectible at the aggregate recorded amounts thereof, subject to the reserve for doubtful accounts maintained by the Companies in the ordinary course of business, and are not subject to any known counterclaims or setoffs. An adequate reserve for doubtful accounts for the Companies has been established and such reserve is consistent with both the operation of the Companies in the ordinary course of business and past practice.

      3.15 Inventories. All inventories of the Companies consist of items of a quality and quantity usable and saleable in the ordinary course of business of the Companies, and the levels of inventories are consistent with the levels maintained by the Companies in the ordinary course consistent with past practice and the Companies' obligations under its agreements with all applicable vehicle manufacturers and distributors. The values at which such inventories are carried are based on the LIFO method and are stated in accordance with generally accepted accounting principles consistently applied by the Companies at the lower of historic cost or market. An adequate reserve has been established by the Companies for damaged, spoiled, obsolete, defective, or slow-moving goods (excluding returnable parts to the extent they qualify for return under the relevant manufacturer's parts return plans or policies) and such reserve is consistent with both the operation of the Companies in the ordinary course of business and past practice.

      3.16 Real Property; Machinery and Equipment.

            (a) Owned Real Property. Schedule 3.16(a) hereto contains a complete list and brief description of all real property owned by the Companies and a summary description of the improvements (including buildings and other structures) located thereon (collectively, the "Owned Real Property"). True and correct copies of the deeds with respect to the Owned Real Property have been delivered to the Buyer. The Companies are the sole owners of the Owned Real Property and hold the Owned Real Property in fee simple or its equivalent under local law, free and clear of all building use restrictions, exceptions, variances, limitations or other title defects of any nature whatsoever, except those set forth in Schedule 3.16(a) hereto (the "Permitted Encumbrances"). There are no leases, written or oral, affecting all or any part of the Owned Real Property. The only real property (other than the Leased Premises) used by the Companies in connection with the Companies' business is the Owned Real Property. To the knowledge of the Seller, the Owned Real Property is structurally sound and in good operating condition, maintenance and repair in accordance with customary industry standards, taking into account the age thereof.

            (b) Leased Premises. Schedule 3.16(b) hereto contains a complete list and description (including buildings and other structures thereon and the name of the owner thereof) of all real property which is used by the Companies in their business and operations (herein referred to as the "Leased Premises" and, together with the Owned Real Property, sometimes collectively referred to as the "Real Property"). True, correct and complete copies of all leases of all Leased Premises (the "Leases") have been delivered to the Buyer. To the knowledge of the Seller, the Leased Premises are in good physical condition, normal wear and tear excepted, and, with respect to each Lease, no event or condition currently exists which would give rise to a material repair or restoration obligation if such Lease were to terminate. To the knowledge of the Seller, the improvements and building systems which comprise a part of the Leased Premises as to which the Companies are responsible for the maintenance and repair thereof are in good condition, maintenance and repair, normal wear and tear excepted. There is no person or entity other than the Companies in or entitled to possession of the Leased Premises.

            (c) Easements, Etc. The Real Property enjoys all easements and rights of way over the property of others necessary for the operation of the Companies' business. No portion of the Real Property has been condemned or otherwise taken by any public authority, and the Seller has no knowledge of any pending or threatened condemnation or taking thereof. None of the buildings or improvements on the Real Property encroaches on any adjoining property or on any easements or rights of way. The Seller has no knowledge of any event or condition which currently exists which would create a legal or other impediment to the use of the Real Property as currently used, or would increase the additional charges or other sums payable by the Companies under any leases of the Leased Premises (including, without limitation, any pending tax reassessment or other special assessment affecting the Real Property). There has been no work performed, services rendered or materials furnished in connection with repairs, improvements, construction, alteration, demolition or similar activities with respect to the Owned Real Property or, to the knowledge of the Seller, the Leased Premises, for at least ninety (90) days before the date hereof; there are no outstanding claims or persons entitled to any claim or right to a claim for a mechanic's or materialman's lien against the Owned Real Property or, to the knowledge of Seller, the Leased Premises.

            (d) Owned Equipment. Schedule 3.16(d) hereto sets forth a list of all material machinery, equipment, tools, motor vehicles, furniture and fixtures owned by the Companies (collectively, the "Owned Equipment").

            (e) Leased Equipment. Schedule 3.16(e) hereto contains a list of all leases or other agreements, whether written or oral, under which either of the Companies is lessee of or holds or operates any items of machinery, equipment, tools, motor vehicles, furniture and fixtures or other property (other than real property) owned by any third party (collectively, the "Leased Equipment").

            (f) Maintenance of Equipment. To the knowledge of the Seller, the Owned Equipment and the Leased Equipment are in good operating condition, maintenance and repair in accordance with industry standards taking into account the age thereof and ordinary wear and tear excepted.

      3.17 Patents; Trademarks; Trade Names; Copyrights; Licenses, Etc.

            (a) Except as set forth on Schedule 3.17 hereto, there are no patents, trademarks, trade names, service marks, service names and copyrights, and there are no applications therefor or licenses thereof, inventions, trade secrets, computer software, logos, slogans, proprietary processes and formulae and all other proprietary information, know-how and intellectual property rights, whether patentable or unpatentable, that are owned or leased by the Companies or used in the conduct of the Companies' business. Neither of the Companies is a party to, or pays a royalty to anyone under, any license or similar agreement. There is no existing claim, or, to the knowledge of the Seller, any basis for any claim, against either of the Companies that any of its operations, activities or products infringe the patents, trademarks, trade names, copyrights or other property rights of others or that either of the Companies is wrongfully or otherwise using the property rights of others.

            (b) The Companies have the right to use their respective corporate and partnership names and the other names listed on Schedule 3.17 hereto in the State of Alabama and, to the knowledge of the Seller, no person uses, or has the right to use, such name or any derivation thereof in connection with the manufacture, sale, marketing or distribution of products or services commonly associated with an automobile dealership.

      3.18 Certain Liabilities.

            (a) All accounts payable by the Companies to third parties as of the date hereof arose in the ordinary course of business and none are delinquent or past-due.

            (b) Schedule 3.18 hereto sets forth a list of all indebtedness of the Companies, other than accounts payable, as of the close of business on the day preceding the date hereof, including, without limitation, money borrowed, indebtedness of the Corporation owed to stockholders or partners and former stockholders or partners, the deferred purchase price of assets, letters of credit and capitalized leases, indicating, in each case, the name or names of the lender, the date of maturity, the rate of interest, any prepayment penalties or premiums and the unpaid principal amount of such indebtedness as of such date.

      3.19 No Undisclosed Liabilities. Neither of the Companies has any material liabilities or obligations of any nature, known or unknown, fixed or contingent, matured or unmatured, other than those (a) reflected in the Financial Statements, (b) incurred in the ordinary course of business since the date of the Financial Statements and of the type and kind reflected in the Financial Statements, or (c) disclosed specifically on Schedule 3.19 hereto.

      3.20 Absence of Changes. Since December 31, 1996, the business of the Companies has been operated in the ordinary course, consistent with past practices and, except as set forth on Schedule 3.20 hereto, there has not been incurred, nor has there occurred:

            (a) Any damage, destruction or loss (whether or not covered by insurance), adversely affecting the business or assets of either of the Companies in excess of $50,000; (b) Any strikes, work stoppages or other labor disputes involving the employees of either of the Companies; (c) Any sale, transfer, pledge or other disposition of any of the Assets of either of the Companies having an aggregate book value of $50,000 or more (except sales of vehicles and parts inventory in the ordinary course of business); (d) Any amendment, termination, waiver or cancellation of any Material Agreement (as defined in Section 3.29 hereof) or any termination, amendment, waiver or cancellation of any material right or claim of either of the Companies under any Material Agreement (except in each case in the ordinary course of business and consistent with past practice); (e) Any (1) general uniform increase in the compensation of the employees of either of the Companies (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, deferred compensation or other plan or commitment), (2) increase in any such compensation payable to any individual officer, director, consultant or agent thereof, or (3) loan or commitment therefor made by either of the Companies to any officer, director, stockholder, partner, employee, consultant or agent of either of the Companies; (f) Any change in the accounting methods, procedures or practices followed by either of the Companies or any change in depreciation or amortization policies or rates theretofore adopted by either of the Companies;
(g) Any material change in policies, operations or practices of either of the Companies with respect to business operations followed by either of the Companies, including, without limitation, with respect to selling methods, returns, discounts or other terms of sale, or with respect to the policies, operations or practices of either of the Companies concerning the employees of either of the Companies; (h) Any capital appropriation or expenditure or commitment therefor on behalf of either of the Companies in excess of $50,000 individually or $100,000 in the aggregate; (i) Any write-down or write-up of the value of any inventory or equipment of either of the Companies or any increase in inventory levels in excess of historical levels for comparable periods; (j) Any account receivable in excess of $50,000 or note receivable in excess of $50,000 owing to either of the Companies which (1) has been written off as uncollectible, in whole or in part, (2) has had asserted against it any claim, refusal or right of setoff, or (3) the account or note debtor has refused to, or threatened not to, pay for any reason, or such account or note debtor has become insolvent or bankrupt; (k) Any other change in the condition (financial or otherwise), business operations, assets, earnings, business or prospects of either of the Companies which, in the judgment of the Seller, has, or could reasonably be expected to have, a material adverse effect on the assets, business or operations of either of the Companies; or (l) Any agreement, whether in writing or otherwise, for either of the Companies to take any of the actions enumerated in this Section 3.20.

      3.21 Tax Matters.

            (a) All federal, state and local tax returns and tax reports required as of the date hereof to be filed by the Companies for taxable periods ending prior to the date hereof have been duly and timely filed prior to the due date thereof (as such due date may have been lawfully extended) by the Companies with the appropriate governmental agencies, and all such returns and reports are true, correct and complete.

            (b) All federal, state and local income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding, employment, estimated and other taxes of any nature, including interest, penalties and other additions to such taxes ("Taxes"), payable by, or due from, the Companies for all periods prior to the date hereof have been fully paid or adequately reserved for by the respective Companies or, with respect to Taxes required to be accrued, the respective Companies have properly accrued or will properly accrue such Taxes in the ordinary course of business consistent with past practice of the respective Companies. The Corporation has made a valid election to be treated as an "S Corporation" for federal income tax purposes which election has been continuously in effect since the date listed on Schedule 3.21 hereto.

            (c) The federal income tax returns of the Companies have not been examined by the Internal Revenue Service ("IRS") for the years indicated on
Schedule 3.21 hereto. Except as set forth on Schedule 3.21 hereto, neither of the Companies has received any notice of any assessed or proposed claim or deficiency against it in respect of, or of any present dispute between it and any governmental agency concerning, any Taxes. Except as set forth on Schedule
3.21 hereto, no examination or audit of any tax return or report of either of the Companies by any applicable taxing authority is currently in progress and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return or report of either of the Companies. Copies of all federal, state and local tax returns and reports required to be filed by the Companies for the years ended 1996, 1995, 1994, 1993 and 1992, together with all schedules and attachments thereto, have been delivered by the Seller to the Buyer.

            (d) Neither of the Companies is now, and neither of the Companies has ever been, a member of a consolidated group for federal income tax purposes or a consolidated, combined or similar group for state tax purposes. No consent under Code Section 341 has been made affecting either of the Companies. Neither of the Companies is a party to any agreement or arrangement that would result in the payment of any "excess parachute payments" under Code Section 280G. Neither of the Companies is required to make any adjustment under Code Section 481(a). No power of attorney relating to Taxes is currently in effect affecting either of the Companies.

      3.22 Compliance with Laws, Etc. The Companies have conducted their operations and businesses in compliance in all material respects with, and all of the Assets (including all of the Real Property) comply in all material respects with, (i) all applicable laws, rules, regulations and codes (including, without limitation, any laws, rules, regulations and codes relating to anticompetitive practices, contracts, discrimination, employee benefits, employment, health, safety, fire, building and zoning, but excluding Environmental Laws which are the subject of Section 3.36 hereof) and (ii) all applicable orders, rules, writs, judgments, injunctions, decrees and ordinances. The Companies have not received any notification of any asserted present or past failure by them to comply with such laws, rules or regulations, or such orders, writs, judgments, injunctions, decrees or ordinances. Set forth on Schedule 3.22 hereto are all orders, writs, judgments, injunctions, decrees and other awards of any court or governmental agency applicable to the Companies or their respective businesses or operations. The Seller has delivered to the Buyer copies of all reports, if any, of the Companies required to be submitted under the Federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected by the Companies and any deficiencies noted by inspection through the Closing Date will have been corrected by the Companies by the Closing Date.

      3.23 Litigation Regarding the Companies. Except as set forth on Schedule
3.23 hereto, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending, or, to the Seller's knowledge, threatened or probable of assertion, against the Companies or relating to their assets, businesses or operations or the transactions contemplated by this Agreement, and the Seller does not know of any basis for the institution of any such suit or proceeding. No order, writ, judgment, injunction, decree or similar command of any court or any governmental or administrative agency or other body has been entered against or served upon either of the Companies relating to the Companies or their respective assets, businesses or operations.

      3.24 Permits, Etc. Set forth on Schedule 3.24 hereto is a list of all governmental licenses, permits, approvals, certificates of inspection and other authorizations, filings and registrations that are necessary for the Companies to own and operate their businesses as presently conducted (collectively, the "Permits"). All such Permits have been duly and lawfully secured or made by the Companies and are in full force and effect. There is no proceeding pending, or, to the Seller's knowledge, threatened or probable of assertion, to revoke or limit any such Permit. None of the transactions contemplated by this Agreement will terminate, violate or limit the effectiveness of any such Permit.

      3.25 Employees; Labor Relations. As of December 31, 1997, the Companies employed the number of employees stated on Schedule 3.26 hereto. As of the date hereof, (a) neither of the Companies is delinquent in the payment (i) to or on behalf of its past or present employees of any wages, salaries, commissions, bonuses, benefit plan contributions or other compensation for all periods prior to the date hereof, or (ii) of any amount which is due and payable to any state or state fund pursuant to any workers' compensation statute, rule or regulation or any amount which is due and payable to any workers' compensation claimant;
(b) there are no collective bargaining agreements currently in effect between either of the Companies and labor unions or organizations representing any employees of either of the Companies; (c) no collective bargaining agreement is currently being negotiated by either of the Companies; (d) to the knowledge of the Seller, there are no union organizational drives in progress and there has been no formal or informal request to either of the Companies for collective bargaining or for an employee election from any union or from the National Labor Relations Board; and (e) no dispute exists between either of the Companies and any of its sales representatives or, to the knowledge of the Seller, between any such sales representatives with respect to territory, commissions, products or any other terms of their representation.

      3.26 Compensation. Schedule 3.26 contains a statement of the total number of employees of the Companies as of December 31, 1997, as well as a schedule of all employees

(including sales representatives) and consultants of the Companies whose individual cash compensation for the year ended December 31, 1997, or projected for the year ended December 31 , 1998, is in excess of $100,000, together with the amount of total compensation paid to each such person for the twelve month period ended December 31, 1997 and the current aggregate base salary or hourly rate (including any bonus or commission) for each such person.

      3.27 Employee Benefits.

            (a) The Seller has listed on Schedule 3.27 and has delivered to the Buyer true and complete copies of all Employee Plans (as defined below) and related documents, established, maintained or contributed to by the Companies (which shall include for this purpose and for the purpose of all of the representations in this Section 3.27, the Seller and all employers, whether or not incorporated, that are treated together with the Companies as a single employer with the meaning of Section 414 of the Code). The term "Employee Plan" shall include all plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and also shall include, without limitation, any deferred compensation, stock, employee or retiree pension benefit, welfare benefit or other similar fringe or employee benefit plan, program, policy, contract or arrangement, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, covering employees or former employees of the Companies and maintained or contributed to by the Companies.

            (b) Where applicable, each Employee Plan (i) has been administered in material compliance with the terms of such Employee Plan and the requirements of ERISA and the Code; and (ii) is in material compliance with the reporting and disclosure requirements of ERISA and the Code. The Companies do not maintain or contribute to, and have never maintained or contributed to, an Employee Plan subject to Title IV of ERISA or a "multiemployer plan." There are no facts relating to any Employee Plan that (i) have resulted in a "prohibited transaction" of a material nature or have resulted or is reasonably likely to result in the imposition of a material excise tax, penalty or liability pursuant to Section 4975 of the Code, (ii) have resulted in a material breach of fiduciary duty or violation of Part 4 of Title I of ERISA, or (iii) have resulted or could result in any material liability (whether or not asserted as of the date hereof) of either of the Companies or any ERISA affiliate pursuant to Section 412 of the Code arising under or related to any event, act or omission occurring on or prior to the date hereof. Each Employee Plan that is intended to qualify under Section 401(a) or to be exempt under Section 501(c)(g) of the Code is so qualified or exempt as of the date hereof in each case as such Employee Plan has received favorable determination letters from the Internal Revenue Service with respect thereto. To the knowledge of the Seller, the amendments to and operation of any Employee Plan subsequent to the issuance of such determination letters do not adversely affect the qualified status of any such Employee Plan. No Employee Plan has an "accumulated funding deficiency" as of the date hereof, whether or not waived, and no waiver has been applied for. The Companies have made no promises or incurred any liability under any Employee Plan or otherwise to provide health or other welfare benefits to former employees of the Companies, except as specifically required by law. There are no pending or, to the best knowledge of the Seller, threatened claims (other than routine claims for benefit) or lawsuits with respect to any of

Companies's Employee Plans. As used in this Section 3.27, all technical terms enclosed in quotation marks shall have the meaning set forth in ERISA.

      3.28 Powers of Attorney. There are no persons, firms, associations, corporations or business organizations or entities holding general or special powers of attorney from either of the Companies.

      3.29 Material Agreements.

            (a) List of Material Agreements. Set forth on Schedule 3.29(a) hereto is a list or, where indicated, a brief description of all contracts, agreements, documents, instruments, guarantees, plans, understandings or arrangements, written or oral, which are material to the Companies or their respective businesses or assets (collectively, the "Material Agreements"). True copies of all written Material Agreements and written summaries of all oral Material Agreements described or required to be described on Schedule 3.29(a) have been furnished to the Buyer.

            (b) Performance, Defaults, Enforceability. Each of the Companies has in all material respects performed all of its obligations required to be performed by it to the date hereof, and is not in default or alleged to be in default in any material respect, under any Material Agreement, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default. To the knowledge of the Seller, no other party to any Material Agreement is in default in any respect of any of its obligations thereunder. Each of the Material Agreements is valid and in full force and effect and enforceable against the parties thereto in accordance with their respective terms, and, except as set forth in Schedule 3.29(b) hereto, the consummation of the transactions contemplated by this Agreement will not (i) require the consent of any party thereto or (ii) constitute an event permitting termination thereof.

      3.30 Brokers' or Finders' Fees, Etc. No agent, broker, investment banker, person or firm acting on behalf of either of the Companies or the Seller or any person, firm or corporation affiliated with any of the Seller or under their authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger contemplated hereby, other than any such fee or commission the entire cost of which will be borne by the Seller.

      3.31 Bank Accounts, Credit Cards, Safe Deposit Boxes and Cellular Telephones. Schedule 3.31 hereto lists all bank accounts, credit cards and safe deposit boxes in the name of, or controlled by, either of the Companies, and all cellular telephones provided and/or paid for by either of the Companies, and details about the persons having access to or authority over such accounts, credit cards, safe deposit boxes and cellular telephones.

      3.32 Insurance.

            (a) Schedule 3.32(a) hereto contains a list of all policies of liability, theft, fidelity, life, fire, product liability, workmen's compensation, health and any other insurance and bonds maintained by, or on behalf of, the Companies on their respective properties, operations, inventories, assets, businesses or personnel (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims in excess of $5,000 thereunder). Each such insurance policy identified therein is and shall remain in full force and effect on and as of the Closing Date and neither of the Companies is in default with respect to any provision contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. The insurance maintained by, or on behalf of, the Companies is adequate in accordance with the standards of business of comparable size in the industry in which the Companies operate and no notice of cancellation or termination has been received with respect to any such policy. Neither of the Companies has, during the last three
(3) fiscal years, been denied or had revoked or rescinded any policy of insurance.

            (b) Set forth on Schedule 3.32(b) hereto is a summary of information pertaining to material property damage and personal injury claims in excess of $5,000 against either of the Companies during the past five (5) years, all of which are fully satisfied or are being defended by the insurance carrier and involve no exposure to the Companies.

      3.33 Warranties. Set forth on Schedule 3.33 hereto are descriptions or copies of the forms of all express warranties and disclaimers of warranty made by the Companies (separate and distinct from any applicable manufacturers', suppliers' or other third-parties' warranties or disclaimers of warranties) during the past five (5) years to customers or users of the vehicles, parts, products or services of the Companies. Except as set forth on Schedule 3.33, there have been no breach of warranty or breach of representation claims against either of the Companies during the past five (5) years which have resulted in any cost, expenditure or exposure to either of the Companies of more than $50,000 individually or in the aggregate.

      3.34 Directors and Officers. Set forth on Schedule 3.34 hereto is a true and correct list of the names and titles of each director and officer of the Companies.

      3.35 Suppliers and Customers. The Companies are not required to provide bonding or any other security arrangements in connection with any transactions with any of their respective customers and suppliers. To the knowledge of the Seller, no such supplier, customer or creditor intends or has threatened, or reasonably could be expected, to terminate or modify any of its relationships with either of the Companies.

      3.36 Environmental Matters.

            (a) For purposes of this Section 3.36, the following terms shall have the following meaning: (i) "Environmental Law" means all present and future federal, state and local laws, statutes, regulations, rules, ordinances and common law, and all judgments, decrees, orders, agreements, or permits, issued, promulgated, approved or entered thereunder by any government authority relating to pollution, Hazardous Materials, worker safety or protection of human health or the environment. (ii) "Hazardous Materials" means any waste, pollutant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, petroleum or petroleum-derived substance or waste (regardless of specific gravity), or any constituent or decomposition product of any such pollutant, material, substance or waste, including, but not limited to, any hazardous substance or constituent contained within any waste and any other pollutant, material, substance or waste regulated under or as defined by any Environmental Law.

            (b) The Companies have obtained all permits, licenses and other authorizations or approvals required under Environmental Laws for the conduct and operation of the respective Assets and the businesses of the Companies ("Environmental Permits"). All such Environmental Permits are in good standing, the Companies are and have been in compliance with the terms and conditions of all such Environmental Permits, and no appeal or any other action is pending or threatened to revoke any such Environmental Permit.

            (c) Each of the Companies and its business, operations and assets are and have been in compliance with all Environmental Laws.

            (d) Neither of the Companies nor the Seller has received any written or oral order, notice, complaint, request for information, claim, demand or other communication from any government authority or other person, whether based in contract, tort, implied or express warranty, strict liability, or any other common law theory, or any criminal or civil statute, arising from or with respect to (i) the presence, release or threatened release of any Hazardous Material or any other environmental condition on, in or under the Real Property or any other property formerly owned, used or leased by the Companies, (ii) any other circumstances forming the basis of any actual or alleged violation by either of the Companies or the Seller of any Environmental Law or any liability of either of the Companies or the Seller under any Environmental Law, (iii) any remedial or removal action required to be taken by either of the Companies or the Seller under any Environmental Law, or (iv) any harm, injury or damage to real or personal property, natural resources, the environment or any person alleged to have resulted from the foregoing, nor is the Seller aware of any facts which might reasonably give rise to such notice or communication. Neither of the Companies nor the Seller has entered into any agreements concerning any removal or remediation of Hazardous Materials.

            (e) No lawsuits, claims, civil actions, criminal actions, administrative proceedings, investigations or enforcement or other actions are pending or threatened under any Environmental Law with respect to the Companies, the Seller or the Real Property.

            (f) None of the Companies has released, discharged, spilled or disposed of Hazardous Materials onto the Real Property and, to the knowledge of the Seller, no Hazardous Materials are or have been released, discharged, spilled or disposed of onto, or migrated onto, the Real Property or any other property previously owned, operated or leased by either of the Companies, except for spills of petroleum products in the ordinary course of business which spills do not violate any Environmental Law and, alone or in conjunction with other such spills, do not under applicable law require cleanup or remediation. To the knowledge of the Seller, no environmental condition exists (including, without limitation, the presence, release, threatened release or disposal of Hazardous Materials) related to the Real Property, to any property previously owned, operated or leased by either of the Companies, or to the Companies' past or present operations, which would constitute a violation of any Environmental Law or otherwise give rise to costs, liabilities or obligations under any Environmental Law.

            (g) Neither of the Companies or the Seller, nor, to the knowledge of the Seller, any of their respective predecessors in interest, has transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Materials to any location (i) which is listed on the National Priorities List, the CERCLIS list under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar federal, state or local list, (ii) which is the subject of any federal, state or local enforcement action or other investigation, or (iii) about which either of the Companies or the Seller has received or has reason to expect to receive a potentially responsible party notice or other notice under any Environmental Law.

            (h) To the knowledge of the Seller, no environmental lien has attached or is threatened to be attached to the Real Property.

            (i) To the knowledge of the Seller, no employee of either of the Companies in the course of his or her employment with either of the Companies has been exposed to any Hazardous Materials or other substance, generated, produced or used by either of the Companies which could give rise to any claim (whether or not such claim has been asserted) against either of the Companies.

            (j) Except as set forth on Schedule 3.36 hereto, the Real Property does not contain any: (i) septic tanks into which process wastewater or any Hazardous Materials have been disposed; (ii) asbestos; (iii) polychlorinated biphenyls (PCBs); (iv) underground injection or monitoring wells; or (v) underground storage tanks.

            (k) Except as set forth on Schedule 3.36, there have been no environmental studies or reports made relating to the Real Property or any other property or facility previously owned, operated or leased by either of the Companies.

            (l) Neither of the Companies has agreed to assume, defend, undertake, guarantee, or provide indemnification for, any liability, including, without limitation, any obligation for corrective or remedial action, of any other person under any Environmental Law for environmental matters or conditions.

      3.37 Business Generally. The Seller is not aware of the existence of any conditions, including, without limitation, any actual or potential competitive factors in the markets in which the Companies participate, which have not been disclosed in writing to the Buyer and which could reasonably be expected to have an adverse effect on the business and operations of either of the Companies, other than general business and economic conditions generally affecting the industry and markets in which the Companies participate.

      3.38 Misstatements and Omissions. No representation and warranty by the Seller or the Companies contained in this Agreement, and no statement contained in any certificate or Schedule furnished or to be furnished by the Seller or the Companies to the Buyer in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation and warranty or such statement not misleading.

                                    ARTICLE 4

                   Representations and Warranties of the Buyer

      The Buyer hereby represents and warrants to the Seller and the Companies as follows:

      4.1 Organization and Good Standing. The Buyer is a corporation duly organized and validly existing and in good standing under the laws of the state of Delaware.

      4.2 Buyer's Power and Authority; Consents and Approvals.

            (a) The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.

            (b) Except as set forth in Schedule 4.2(b) hereto, no authorization, approval or consent of, or notice to or filing or registration with, any governmental agency or body, or any other third party, is required in connection with the execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed by the Buyer and the Sub in connection herewith, the consummation by the Buyer and the Sub of the transactions contemplated hereby or thereby or the performance by the Buyer and the Sub of their respective obligations hereunder and thereunder.

      4.3 Execution and Enforceability. This Agreement and the other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, and the consummation by the Buyer and the Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized, executed and delivered by all necessary corporate action on the part of the Buyer and this Agreement constitutes, and the other agreements, documents and instruments to be executed and delivered by the Buyer and the Sub in connection herewith, when executed and delivered by the Buyer and the Sub, shall constitute the legal, valid and binding obligations of the Buyer and the Sub, as the case may be, enforceable against the Buyer and the Sub in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and general equity principles.

      4.4 Litigation Regarding Buyer. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the Buyer's knowledge, threatened or probable of assertion against the Buyer or the Sub relating to this Agreement or the transactions contemplated hereby before any court, governmental or administrative agency or other body, and no judgment, order, writ, injunction, decree or other similar command of any court or governmental or administrative agency or other body has been entered against or served upon the Buyer or the Sub relating to this Agreement or the transactions contemplated hereby.

      4.5 No Violation; Conflicts. The execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Buyer and the Sub in connection herewith, the consummation by the Buyer and the Sub of the transactions contemplated hereby and thereby and the performance by the Buyer and the Sub of their respective obligations hereunder and thereunder do not and will not (a) conflict with or violate any of the terms of the Certificate of Incorporation or By-Laws of the Buyer or the Sub, or (b) violate or conflict with any domestic law, ordinance, rule or regulation, or any judgement, order, writ, injunction or decree of any court, administrative or governmental agency or other body, material to the Buyer or the Sub.

      4.6 Brokers' or Finders' Fees, Etc. No agent, broker, investment banker, person or firm acting on behalf of the Buyer or the Sub or any person, firm or corporation affiliated with the Buyer or the Sub or under their authority, is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger contemplated hereby.

      4.7 Misstatements and Omissions. No representation and warranty by the Buyer contained in this Agreement, and no statement contained in any certificate or Schedule furnished or to be furnished by the Buyer or the Sub to the Seller in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation and warranty or such statement not misleading.

                                    ARTICLE 5

              Pre-Closing Covenants of the Seller and the Companies

      The Seller and the Companies hereby jointly and severally covenant and agree that, from and after the date hereof until the Closing:

      5.1 Provide Access to Information; Cooperation with Buyer.

            (a) Access. The Seller and the Companies shall afford to the Buyer, its attorneys, accountants, and representatives, free and full access at all reasonable times, and upon reasonable prior notice, to the properties, books and records of the Companies, and to interview personnel, suppliers and customers of the Companies, in order that the Buyer may have a full opportunity to make such investigation (including the Environmental Audit contemplated by Section 5.11 below) as it shall reasonably desire of the assets, business and operations of the Companies (including, without limitation, any appraisals or inspections thereof), and provide to the Buyer and its representatives such additional financial and operating data and other information as to the business and properties of the Companies as the Buyer shall from time to time reasonably request.

            (b) Cooperation in Obtaining Consents. The Seller and the Companies shall use reasonable best efforts in cooperating with the Buyer in the preparation of and delivery to all applicable automobile manufacturers or distributors, as soon as practicable after the date hereof, of an application and other information necessary to obtain such automobile manufacturer's or distributor's consent to or the approval of the transactions contemplated by this Agreement.

      5.2 Operation of Business of the Companies. The Seller shall cause each of the Companies to, and each of the Companies shall, (a) maintain its corporate or partnership, as the case may be, existence in good standing, (b) operate its business substantially as presently operated and only in the ordinary course and consistent with past operations and its obligations under any existing agreements with all applicable automobile manufacturers or distributors, (c) use its best efforts to preserve intact its present business organizations and employees and its relationships with persons having business dealings with them, including, but not limited to, all applicable automobile manufacturers or distributors and any floor plan financing creditors, (d) comply in all respects with all applicable laws, rules and regulations, (e) maintain its insurance coverages, (f) pay all Taxes, charges and assessments when due, subject to any valid objection or contest of such amounts asserted in good faith and adequately reserved against, (g) make all debt service payments when contractually due and payable, (h) pay all accounts payable and other current liabilities when due,
(i) maintain the Employee Plans and each plan, agreement and arrangement listed on Schedule 3.27, and (j) maintain its property, plant and equipment in the ordinary course in accordance with all past practices.

      5.3 Books of Account. The Seller shall cause each of the Companies to, and each of the Companies shall, maintain its books and records of account in the usual, regular and ordinary manner.

      5.4 Employees. The Seller and the Companies shall (i) use their reasonable best efforts to encourage such personnel of the Companies as the Buyer may designate in writing to remain employees of the Companies after the date of the Closing, and (ii) not take any action, or permit the Companies to take any action, to encourage any of the personnel of the Companies to leave their positions with the Companies.

      5.5 Certain Prohibitions. The Seller shall not permit the Companies to, and the Companies shall not, (i) issue any equity or debt security or any options or warrants, (ii) enter into any subscriptions, agreements, plans or other commitments pursuant to which either of the Companies is or may become obligated to issue any of its debt or equity securities, (iii) otherwise change or modify its capital structure, (iv) engage in any reorganization or similar transaction, (v) sell or otherwise dispose of any of their assets, other than sales of inventory in the ordinary course of business, (vi) declare or make payment of any dividend or other distribution in respect of the Company Securities or redeem, repurchase or acquire any of the Company Securities, or
(vii) agree to take any of the foregoing actions.

      5.6 Other Changes. The Seller shall not permit the Companies to, and the Companies shall not, take, cause, agree to take or cause to occur any of the actions or events set forth in Section 3.20 of this Agreement.

      5.7 Additional Information. The Seller and the Companies shall furnish to the Buyer such additional information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any representation or warranty made by the Seller and/or the Companies or any information contained in any Schedule hereto or in other information supplied in connection herewith then inaccurate or incomplete. The receipt of such additional information by the Buyer shall not operate as a waiver by the Buyer of the obligations of the Seller to satisfy the conditions to Closing set forth in Section 7.1 hereof.

      5.8 Publicity. Except as may be required by law or the applicable rules or regulations of any securities exchange, the Companies and the Seller shall not
(i) make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior written approval of the Buyer, and (ii) otherwise disclose the existence and nature of their discussions or negotiations regarding the transactions contemplated hereby to any person or entity other than their accountants, attorneys and similar professionals, all of whom shall be subject to this nondisclosure obligation as agents of the Companies and the Seller, as the case may be. The Companies and the Seller shall cooperate with the Buyer in the preparation and dissemination of any public announcements of the transactions contemplated by this Agreement.

      5.9 Other Negotiations. Neither of the Companies nor the Seller shall pursue, initiate, encourage or engage in, nor shall any of their respective Affiliates or agents pursue, initiate, encourage or engage in, and the Seller and the Companies shall cause their respective Affiliates, directors, officers, employees, and agents not to pursue, initiate, encourage or engage in, any negotiations or discussions with, or provide any information to, any other person or entity (other than the Buyer and its representatives and Affiliates) regarding the sale of the assets or securities of either of the Companies or any merger or similar transaction involving either of the Companies.

      5.10 Closing Conditions. The Seller and the Companies shall use all reasonable best efforts to satisfy promptly the conditions to Closing set forth in Article 7 hereof required herein to be satisfied by the Seller and the Companies prior to the Closing.

      5.11 Environmental Audit. The Seller shall cause the Companies to allow, and the Companies shall allow, an environmental consulting firm selected by the Buyer (the "Environmental Auditor") to have prompt access to the Real Property in order to conduct an environmental investigation, satisfactory to the Buyer in scope (such scope being sufficient to result in a Phase I environmental audit report and a Phase II environmental audit report, if desired by the Buyer), of, and to prepare a report with respect to, the Real Property (the "Environmental Audit"). The Seller shall cause the Companies to, and the Companies shall, provide to the Environmental Auditor: (i) reasonable access to all its existing records concerning the matters which are the subject of the Environmental Audit; and (ii) reasonable access to the employees of the Companies and the last known addresses of former employees of the Companies who are most familiar with the matters which are the subject of the Environmental Audit (the Seller and the Companies agreeing to use reasonable efforts to have such former employees respond to any reasonable requests or inquiries by the Environmental Auditor). The Seller shall otherwise cause the Companies to cooperate, and the Companies shall cooperate, with the Environmental Auditor in connection with the Environmental Audit. The Buyer and the Seller shall each bear 50% of the costs, fees and expenses incurred in connection with the preparation of the Environmental Audit.

      5.12 Audited Financial Statements. The Seller and the Companies shall allow, cooperate with and assist Buyer's accountants, and shall instruct the Companies' accountants to cooperate, in the preparation of audited financial statements of the Companies as necessary for any required filings by the Buyer with the Securities and Exchange Commission or with the Buyer's lenders; provided that the expense of such audits shall be borne by the Buyer.

      5.13 Hart-Scott-Rodino. Subject to the determination by the Buyer that any of the following actions is not required, the Seller and the Companies shall promptly prepare and file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

                                    ARTICLE 6

                       Pre-Closing Covenants of the Buyer

      The Buyer hereby covenants and agrees that, from and after the date hereof until the Closing:

      6.1 Publicity. Except as may be required by law or by the rules of the New York Stock Exchange, neither the Buyer nor the Sub shall (i) make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior written approval of the Seller, or (ii) otherwise disclose the existence and nature of its discussions or negotiations regarding the transactions contemplated hereby to any person or entity other than its accountants, attorneys and similar professionals, all of whom shall be subject to this nondisclosure obligation as agents of the Buyer and the Sub.

      6.2 Closing Conditions. The Buyer and the Sub shall use all reasonable best efforts to satisfy promptly the conditions to Closing set forth in Article 8 hereof required herein to be satisfied by the Buyer and the Sub prior to the Closing.

      6.3 Application to Automobile Manufacturers and Distributors. Subject to the reasonable cooperation of the Seller, the Buyer shall provide to all applicable automobile manufacturers and distributors promptly after the execution and delivery of this Agreement any application or other information with respect to such application necessary in connection with the seeking of the consents of such manufacturers and distributors to the transactions contemplated by this Agreement.

      6.4 Hart-Scott-Rodino. Subject to the determination by the Buyer that any of the following actions is not required, the Buyer shall promptly prepare and file Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division, and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, and the Buyer shall pay all filing fees in connection therewith.

                                    ARTICLE 7

        Conditions to Obligations of the Buyer and the Sub at the Closing

      The obligations of the Buyer and the Sub to perform this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by the Buyer:

      7.1 Representations and Warranties. The representations and warranties made by the Seller and the Companies in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing.

      7.2 Performance of Obligations of the Seller and the Companies. The Seller and the Companies shall have performed all obligations required to be performed by them under this Agreement, and complied with all covenants for which compliance by them is required under this Agreement, prior to or at the Closing.

      7.3 Closing Documentation. The Buyer shall have received the following documents, agreements and instruments from the Seller:

            (a) a certificate signed by the Seller and by the President of the Corporation and a duly authorized officer of the Managing Partner of the Partnership and dated the date of the Closing certifying as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof;

            (b) the certificates, or other evidence satisfactory to the Buyer, evidencing the Company Securities described in Section 1.5 hereof;

            (c) an opinion of Sirote & Permutt, P.C., counsel for the Seller, and the Companies dated the date of the Closing and addressed to the Buyer, in the form of Exhibit H annexed hereto;

            (d) copies of all authorizations, approvals, consents, notices, registrations and filings referred to in Schedules 3.2(b), 3.10 and 3.29(b) hereof, including, but not limited to, the consents of all applicable automobile manufacturers and distributors;

            (e) certificates dated as of a recent date from (i) the Secretary of State of the State of Alabama to the effect that the Corporation and the Partnership are in existence in such state and stating that the Corporation is in good standing and owes no franchise taxes in such state and listing all documents of the Corporation and the Partnership on file with said Secretary of State, and (ii) one or more certificates of officials from the jurisdictions listed on Schedule 3.7 hereto to the effect that the Corporation and the Partnership are duly qualified as a foreign corporation and a foreign partnership, as the case may be, and are in good standing in such jurisdictions;

            (f) a copy of the Corporation's Articles of Incorporation, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Alabama, a copy of the Corporation's Bylaws, including all amendments thereto, certified as of a recent date by the Secretary of the Corporation, and a copy of the Partnership's limited partnership agreement, certified as of a recent date by a duly authorized officer of the Managing Partner of the Partnership;

            (g) evidence, reasonably satisfactory to the Buyer, of the authority and incumbency of the persons acting on behalf of the Companies in connection with the execution of any document delivered in connection with this Agreement;

            (h) Uniform Commercial Code Search Reports on Form UCC-11 with respect to the Companies from the states and local jurisdictions where the principal places of business of the Companies and their respective assets are located;

            (i) a certificate of the Seller as to the Seller's non-foreign status in appropriate form;

            (j) the corporate minute books and stock record books of the Companies, and all other books and records of, or pertaining to, the business and operations of the Companies;

            (k) estoppel letter[s] of landlord[s] other than the Seller or their Affiliates under the Lease[s], in form and substance reasonably satisfactory to the Buyer;

            (l) estoppel letter[s] of lender[s] to the Companies, in form and substance reasonably satisfactory to the Buyer, with respect to amounts owing by the Companies as of the Closing; and

            (m) such other instruments and documents as the Buyer shall reasonably request not inconsistent with the provisions hereof.

      7.4 Approval of Legal Matters. The form of all instruments, certificates and documents to be executed and delivered by the Seller and the Companies to the Buyer pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Buyer and its counsel, none of whose approval shall be unreasonably withheld or delayed.

      7.5 No Litigation. No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction, and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of, or otherwise relating to, this Agreement or the transactions contemplated hereby, or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

      7.6 No Material Adverse Change or Undisclosed Liability. There shall have been no material adverse change or development in the business, prospects, properties, earnings, results of operations or financial condition of either of the Companies, or any of their assets, other than general business and economic conditions generally affecting the industry and markets in which the Companies participate.

      7.7 No Adverse Laws. There shall not have been enacted, adopted or promulgated any statute, rule, regulation or order which materially adversely affects the business or assets of either of the Companies.

      7.8 Affiliate Transactions. All amounts owing to the Companies from the Seller or any Affiliate thereof shall have been paid in full and any indebtedness of the Companies to the Seller or any Affiliate thereof shall have been paid or discharged.

      7.9 Escrow Agreement. The Seller and the Escrow Agent shall have duly executed and delivered to the Buyer the Escrow Agreement.

      7.10 Execution of Dealership Leases. The Seller shall have duly delivered to the Buyer the Dealership Leases, duly executed by the respective lessors thereunder, each with a corresponding memorandum of lease in a form suitable for recording.

      7.11 Employment Agreement. Frank McGough shall have duly executed and delivered to the Buyer the Employment Agreement.

      7.12 Non-Competition Agreement. Frank McGough shall have duly executed and delivered to the Buyer and the Companies the Non-Competition Agreement.

      7.13 Cancellation of Stock Options. All outstanding options, warrants, "phantom" stock options and other plans, agreements or arrangements of the Companies with respect to the purchase, or the issuance of, any securities of the Companies shall have been canceled and terminated prior to the Closing at no expense to the Buyer, and the Buyer shall have received reasonably satisfactory evidence thereof.

      7.14 Appraisal/Dissenters' Rights. No holder of any of the Company Securities shall have any appraisal or dissenters' rights under applicable law.

      7.15 Audited Financial Statements. The Buyer shall have completed preparation of such audited financial statements of the Companies as may be required by applicable regulations of the Securities and Exchange Commission or by any of the Buyer's lenders.

      7.16 Hart-Scott-Rodino Waiting Period. All applicable waiting periods under the HSR Act shall have expired without any indication by the Antitrust Division or the Federal Trade Commission that either of them intends to challenge the transactions contemplated hereby or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.

                                    ARTICLE 8

    Conditions to Obligations of the Seller and the Companies at the Closing

      The obligations of the Seller and the Companies to perform this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by the Seller:

      8.1 Representations and Warranties. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing.

      8.2 Performance of Obligations of the Buyer. The Buyer and the Sub shall have performed all obligations required to be performed by them under this Agreement, and complied with all covenants for which compliance by them is required under this Agreement, prior to or at the Closing.

      8.3 Closing Documentation. The Seller shall have received the following documents, agreements and instruments from the Buyer and the Sub:

            (a) a certificate signed by duly authorized signatories of each of the Buyer and the Sub and dated as of the Closing Date certifying as to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof;

            (b) payment of the Basic Consideration pursuant to Section 1.2 hereof;

            (c) an opinion of Parker, Poe, Adams & Bernstein L.L.P., counsel for the Buyer, dated as of the Closing Date and addressed to the Seller, in the form of Exhibit I annexed hereto; and

            (d) such resolutions of the Buyer, as sole shareholder of the Companies, and the directors of the Companies electing directors and appointing officers, respectively, of the Companies, effective upon the Closing;

            (e) certificates dated as of a recent date from the Secretary of State of the State of Delaware to the effect that the Buyer is duly incorporated and in good standing in such state;

            (f) a copy of each of the Buyer's Certificate of Incorporation and the Sub's Articles of Incorporation, including all amendments thereto, certified by the Secretary of State of the State of Delaware (in the case of the Buyer) and the Secretary of State of the State of Alabama (in the case of the Sub);

            (g) evidence, reasonably satisfactory to the Seller, of the authority and incumbency of the persons acting on behalf of the Buyer and the Sub in connection with the execution of any document delivered in connection with this Agreement; and

            (h) such other instruments and documents as the Seller shall reasonably request not inconsistent with the provisions hereof.

      8.4 Approval of Legal Matters. The form of all certificates, instruments and documents to be executed or delivered by the Buyer and the Sub to the Seller pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Seller and its counsel, none of whose approval shall be unreasonably withheld or delayed.

      8.5 No Litigation. No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction, and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of, or otherwise relating to, this Agreement or the transactions contemplated hereby, or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

      8.6 Execution of Dealership Leases. The Buyer shall have duly executed and delivered to the Seller the Dealership Leases.

      8.7 Escrow Agreement. The Buyer and the Escrow Agent shall have duly executed and delivered the Escrow Agreement.

      8.8 Employment Agreement. The Buyer shall have duly executed and delivered the Employment Agreement to Frank McGough.

      8.9 Hart-Scott-Rodino Waiting Period. All applicable waiting periods under the HSR Act shall have expired without any indication of the Antitrust Division or the Federal Trade Commission that either of them intends to challenge the transactions contemplated hereby, or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.

                                    ARTICLE 9

        Survival of Representations and Warranties; Indemnification, Etc.

      9.1 Survival. All statements contained in any Schedule or certificate delivered hereunder or in connection herewith by or on behalf of any of the parties pursuant to this Agreement shall be deemed representations and warranties by the respective parties hereunder unless otherwise expressly provided herein. The representations and warranties of the Seller and the Companies contained in this Agreement, including those contained in any Schedule or certificate delivered hereunder or in connection herewith, shall survive the Closing for a period of two years with the exception of (i) the representations and warranties of the Seller and the Companies contained in Section 3.21, which shall survive the Closing until the expiration of the applicable tax statutes of limitation plus a period of sixty (60) days, and (ii) the representations and warranties of the Seller and the Companies contained in Sections 3.11, 3.19 and 3.36, which shall survive the Closing for a period of five years. As to each representation and warranty of the parties hereto, the date to which such representation and warranty shall survive is hereinafter referred to as the "Survival Date."

      9.2 Agreement to Indemnify by the Seller. Subject to the terms and conditions of Sections 9.4 and 9.5 hereof, the Seller hereby agrees to indemnify and save the Buyer, the Surviving Company and their respective shareholders, officers, directors, employees, successors and assigns (each, a "Buyer Indemnitee") harmless from and against, for and in respect of, any and all damages, losses, obligations, liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, encumbrances, costs, and expenses (including, without limitation, reasonable attorneys' fees and expert witness fees), suffered, sustained, incurred or required to be paid by any Buyer Indemnitee (collectively, "Buyer's Damages") arising out of, based upon, in connection with, or as a result of:

            (a) the untruth, inaccuracy or breach of any representation and warranty of the Seller or the Companies contained in or made pursuant to this Agreement, including in any Schedule or certificate delivered hereunder or in connection herewith, excluding any breach of representation and warranty contained in Section 3.19; provided, however, that with respect to the foregoing indemnification obligation of the Seller contained in this paragraph (a), the Seller shall not have any indemnification obligation until (and only to the extent that) Buyer's Damages in respect of all claims for indemnity pursuant to this paragraph (a) shall exceed a cumulative aggregate total of $75,000;

            (b) the untruth, inaccuracy or breach of any representation and warranty of the Seller or the Companies contained in or made pursuant to Section 3.19, including in any Schedule or certificate delivered hereunder in connection therewith;

            (c) the breach or nonfulfillment of any covenant or agreement of the Seller or either of the Companies contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto;

            (d) any loss of life, injury to persons or property, or damage to natural resources caused by the actual, alleged, or threatened release, storage, transportation, treatment or generation, of Hazardous Materials generated, stored, used, disposed of, treated, handled or shipped by either of the Companies on or before the Closing Date;

            (e) any cleanup of Hazardous Materials released, disposed of or discharged: (i) on, beneath or adjacent to the Real Property prior to or on the Closing Date; or (ii) at any other location if such substances were generated, used, stored, treated, transported or released by either of the Companies prior to or on the Closing Date;

            (f) any and all costs of installing pollution control equipment or other equipment to bring any of the Real Property into compliance with any Environmental Law if such equipment is installed because any of the Real Property was not in compliance with any Environmental Laws as of the Closing Date;

            (g) any and all Taxes arising out of or based upon the Distributed Assets or the Distributed Liabilities or the distribution thereof contemplated by Section 1.3; or

            (h) any purchase or redemption prior to the Closing, by the Seller or the Companies, of any capital stock or partnership interest held by any other person or entity.

      With respect to the Seller's obligations to pay Buyer's Damages pursuant to Section 9.2 of this Agreement, the Buyer shall be entitled (but shall not be obligated) to make demand for payment under the Escrow Agreement and/or to postpone, offset and reduce the Contingent Consideration, as provided in Section
9.7 below.

      9.3 Agreement to Indemnify by the Buyer. Subject to the terms and conditions of Sections 9.4 and 9.5 hereof, the Buyer hereby agrees to indemnify and save the Seller and its successors and assigns (each, a "Seller Indemnitee") harmless from or against, for and in respect of, any and all damages, losses, obligations, liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, encumbrances, costs, and expenses (including, without limitation, reasonable attorneys' fees and expert witness fees) suffered, sustained, incurred or required to be paid by any Seller Indemnitee arising out of, based upon or in connection with or as a result of:

            (a) the untruth, inaccuracy or breach of any representation and warranty of the Buyer contained in or made pursuant to this Agreement, including in any Schedule or certificate delivered hereunder or in connection herewith; or

            (b) the breach or nonfulfillment of any covenant or agreement of the Buyer contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto.

      9.4 Claims for Indemnification. No claim for indemnification with respect to a breach of a representation and warranty shall be made under this Agreement after the applicable Survival Date unless prior to such Survival Date the Buyer Indemnitee or the Seller Indemnitee, as the case may be, shall have given the Seller or the Buyer, as the case may be, written notice of such claim for indemnification based upon actual loss sustained, or potential loss anticipated, as a result of the existence of any claim, demand, suit, or cause of action against such Buyer Indemnitee or Seller Indemnitee, as the case may be.

      9.5 Procedures Regarding Third Party Claims. The procedures to be followed by the Buyer and the Seller with respect to indemnification hereunder regarding claims by third persons which could give rise to an indemnification obligation hereunder shall be as follows:

            (a) Promptly after receipt by any Buyer Indemnitee or Seller Indemnitee, as the case may be, of notice of the commencement of any action or proceeding (including, without limitation, any notice relating to a tax audit) or the assertion of any claim by a third person which the person receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such person (the "Indemnified Party") shall give a written notice of such action, proceeding or claim to the party against whom indemnification pursuant hereto is sought (the "Indemnifying Party"), setting forth in reasonable detail the nature of such action, proceeding or claim, including copies of any documents and written correspondence from such third person to such Indemnified Party.

            (b) The Indemnifying Party shall be entitled, at its own expense, to participate in the defense of such action, proceeding or claim, and, if (i) the action, proceeding or claim involved seeks (and continues to seek) solely monetary damages, (ii) the Indemnifying Party confirms, in writing, its obligation hereunder to indemnify and hold harmless the Indemnified Party with respect to such damages in their entirety pursuant to Sections 9.2 or 9.3 hereof, as the case may be, and (iii) the Indemnifying Party shall have made provision which, in the reasonable judgment of the Indemnified Party, is adequate to satisfy any adverse judgment as a result of its indemnification obligation with respect to such action, proceeding or claim, then the Indemnifying Party shall be entitled to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate therein after such assumption, the costs of such participation following such assumption to be at its own expense. Upon assuming such defense, the Indemnifying Party shall have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; provided, that such settlement is paid in full by the Indemnifying Party and will not have any direct or indirect continuing material adverse effect upon the Indemnified Party.

            (c) With respect to any action, proceeding or claim as to which (i) the Indemnifying Party does not have the right to assume the defense or (ii) the Indemnifying Party shall not have exercised its right to assume the defense, the Indemnified Party shall assume and control the defense of and contest such action, proceeding or claim with counsel chosen by it and approved by the Indemnifying Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall be entitled to participate in the defense of such action, proceeding or claim, the cost of such participation to be at its own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys' fees and expenses of the Indemnified Party to the extent that such fees and expenses relate to claims as to which indemnification is due under Sections 9.2 or 9.3 hereof, as the case may be. The Indemnified Party shall have full rights to dispose of such action, proceeding or claim and enter into any monetary compromise or settlement; provided, however, in the event that the Indemnified Party shall settle or compromise any action, proceeding or claim for which indemnification is due under Sections 9.2 or 9.3 hereof, as the case may be, it shall act reasonably and in good faith in doing so.

            (d) Both the Indemnifying Party and the Indemnified Party shall cooperate fully with one another in connection with the defense, compromise or settlement of any such action, proceeding or claim, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

      9.6 Effectiveness. The provisions of this Article 9 shall be effective upon consummation of the Closing, and prior to the Closing, shall have no force and effect.

      9.7 Postponement, Offset and Reduction of Contingent Consideration. If, as of the date of the payment of an installment of Contingent Consideration (hereinafter called a "Contingent Payment Date"), any Buyer Indemnitee shall have previously made a claim or claims for Buyer's Damages and such claim or claims shall not have been resolved prior to such Contingent Payment Date, either by mutual written agreement between the Seller and the Buyer or by a decision of the arbitrators pursuant to Section 12.13 below, then the amount of such installment of Contingent Consideration shall only be paid to the extent it (together with any prior installments of Contingent Consideration which have been postponed pursuant to this Section 9.7) exceeds the aggregate total of Buyer's Damages as to which claims for indemnification shall have been made on or prior to such Contingent Payment Date and not resolved on or prior thereto, and payment of the remainder of the Contingent Consideration which would otherwise be payable on or before such Contingent Payment Date shall be postponed until the resolution of all such claims for indemnification. The Seller hereby acknowledges and agrees that the Buyer shall be entitled to set off against and to reduce the amount of the Contingent Consideration by the amount of Buyer's Damages which is either agreed to in writing by the Seller and the Buyer or determined pursuant to a decision of the arbitrators referred to in
Section 12.13 below. To the extent that such arbitrators shall determine that the postponement of any portion of the Contingent Consideration by the Buyer was not warranted, the Buyer shall promptly pay such portion to the Seller, together with interest thereon at the Interest Rate (as defined in Section 1.4 above) from the applicable Contingent Payment Date. Any amount of postponement, setoff and reduction of the Contingent Consideration contemplated by this Section 9.7 shall be allocated 49% to the cash portion of such Contingent Consideration and 51% to the Preferred Stock portion of such Contingent Consideration.

                                   ARTICLE 10

                                   Termination

      10.1 Termination. Notwithstanding any other provision herein contained to the contrary, this Agreement may be terminated at any time prior to the Closing
Date:

            (a) by the written mutual consent of the Buyer and the Seller;

            (b) At any time after the Closing Date Deadline, by written notice by the Buyer or the Seller to the other party(ies) hereto if the Closing shall not have been completed on or before the Closing Date Deadline; provided, however, no party may terminate this Agreement based upon a failure by the other party of Section 7.2 or Section 8.2, as the case may be, unless the terminating party shall have first given the failing party written notice of such failure and a reasonable period of time (not to exceed 30 days) to cure such failure, and provided, further, no party may terminate this Agreement pursuant to this
Section 10.1(b) if such terminating party is in breach of any material misrepresentation, warranty, or covenant of such party contained in this Agreement;

            (c) By the Buyer if, after any initial HSR Act filing, the FTC makes a "second request" for information, or the FTC or the Antitrust Division challenges the transactions contemplated hereby; provided, that the Buyer delivers a written notice to the Seller of its termination hereunder within 30 days of the Buyer's receipt of such second request or of notice of such challenge;

            (d) By the Buyer, by written notice to the Seller, in the event that approval by the applicable automobile manufacturer of the transactions contemplated by this Agreement is not received at least 10 Business Days prior to the Closing Date Deadline; or

            (e) By the Buyer, by written notice to the Seller, in the event that any applicable automobile manufacturer or distributor (or any person claiming by, through or under it) shall exercise any right of first refusal, preemptive right or other similar right, with respect to the dealership business of the Corporation; or

            (f) By the Buyer within 30 days after __________________, 1998 if, and only if, the Buyer is not satisfied, in its discretion, with the results of the Buyer's due diligence investigation contemplated by Section 5.1(a) hereof.

      10.2 Procedure and Effect of Termination. In the event of termination pursuant to Section 10.1, this Agreement shall be of no further force or effect; provided, however, that, except as expressly set forth below, any termination pursuant to Section 10.1 shall not relieve (i) the Buyer of any liability under
Section 10.3 below, (ii) the Seller of any liability under Section 10.4 below, or (iii) any party hereto of any liability for breach of any representation and warranty, covenant or agreement hereunder occurring prior to such termination. In addition, in the event of any such termination, all filings, applications and other submissions made pursuant to this Agreement or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other entity to which made. Except as specifically provided in Section 10.5 below, nothing contained in this Agreement shall prevent any party from seeking any equitable relief, including specific performance, to which it would otherwise be entitled in the event of breach by any other party.

      10.3 Payment of Buyer's Termination Fee. If this Agreement is terminated by the Seller pursuant to Section 10.1(b) above and the failure to complete the Closing on or before the Closing Date Deadline shall have been due to the Buyer's breach of its material representations and warranties or its material covenants or obligations under this Agreement, then the Buyer shall, upon demand of the Seller, promptly pay to the Seller in immediately available funds, as liquidated damages for the loss of the transaction, a termination fee of $1,000,000 (the "Buyer's Termination Fee").

      10.4 Payment of Seller's Termination Fee. If this Agreement is terminated by the Buyer pursuant to Section 10.1(b) above and the failure to complete the Closing on or before the Closing Date Deadline shall have been due to the Seller's or the Companies' breach of any of their material representations and warranties or any of their material covenants or obligations under this Agreement, then the Seller and the Companies, jointly and severally, shall, upon demand of the Buyer, promptly pay to the Buyer in immediately available funds, as liquidated damages for the loss of the transaction, a termination fee of $1,000,000 (the "Seller's Termination Fee").

      10.5 Termination Fees Exclusive Remedies for Damages. The respective rights of the parties to terminate this Agreement under Section 10.1(b) and to be paid the Seller's Termination Fee or the Buyer's Termination Fee, as the case may be, shall be the respective parties' sole and exclusive remedies for damages; in the event of such termination by either party, such party shall have no right to equitable relief for any breach or alleged breach of this Agreement, other than for specific performance for the payment of the Seller' Termination Fee or the Buyers' Termination Fee, as the case may be.

                                   ARTICLE 11

                           Certain Taxes and Expenses

      11.1 Certain Taxes and Expenses.

            (a) All sales, use, transfer, intangible, excise, documentary stamp, recording, gross income, gross receipts and other similar taxes or fees which may be due or payable in connection with the consummation of the transactions contemplated hereby shall be paid by the Seller.

            (b) Except as otherwise herein provided, the Seller and the Buyer shall be responsible for the payment of their respective fees, costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby and shall not be liable to the other party or parties for the payment of any such fees, costs and expenses.

                                   ARTICLE 12

                                  Miscellaneous

      12.1 Certain Tax Returns. The Seller shall cooperate with and provide assistance to the Buyer and the Surviving Company in connection with the preparation and filing of all federal, state, local and foreign income tax returns which relate to the Companies and to periods prior to Closing but which are not required to be filed until after the Closing.

      12.2 Parties in Interest; No Third-Party Beneficiaries. Subject to Section
12.4 hereof, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any employee of either of the Companies or the Buyer, or any other person, firm, corporation or legal entity, other than the parties hereto and their successors and assigns, any rights, remedies or other benefits under or by reason of this Agreement.

      12.3 Entire Agreement; Amendments. This Agreement (including all Exhibits and Schedules hereto) and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties hereto with respect to its subject matter. There are no representations, promises, warranties, covenants or undertakings other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to its subject matter. This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto.

      12.4 Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties; provided, however, the Buyer may assign its rights and obligations hereunder to any Affiliate of the Buyer presently existing or hereafter formed and to any person or entity that shall acquire all or substantially all of the assets of the Buyer or the Companies; provided, further, that no such assignment shall release the Buyer from its obligations hereunder without the consent of the Seller. Nothing contained in this Agreement shall prohibit its assignment by the Buyer as collateral security and the Seller hereby agrees to execute any acknowledgment of such assignment by the Buyer as may be required by any lender to the Buyer.

      12.5 Remedies. Except as expressly provided in this Agreement to the contrary, each of the parties to this Agreement is entitled to all remedies in the event of breach provided at law or in equity, specifically including, but not limited to, specific performance.


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

      12.6 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.7 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally or sent by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally or one (1) business day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

                  If to the Buyer, to:

                  Sonic Automotive, Inc.
                  5401 E. Independence Boulevard
                  Charlotte, North Carolina 28212
                  Attention: Theodore M. Wright, Chief Financial Officer

                  With a copy to:

                  Parker, Poe, Adams & Bernstein L.L.P.
                  2500 Charlotte Plaza
                  Charlotte, North Carolina 28244
                  Attention: Edward W. Wellman, Jr., Esq.

                  If to the Seller, to:

                  Frank E. McGough, Jr.
                  8549 Old Marsh Way
                  Montgomery, Alabama 36117

                  With a copy to:

                  Sirote & Permutt, P.C.
                  1401 Peachtree Street, Suite 500
                  Atlanta, Georgia 30309
                  Attention: Jeff Kohn, Esq.

      12.8 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such


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

counterparts together shall constitute but one agreement.

      12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without giving effect to its rules governing conflict of laws.

      12.10 Waivers. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement from which such party is entitled to receive a benefit. The waiver by any party hereto of a breach by another party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such other party of such provision or any other provision of this Agreement.

      12.11 Severability. In the event that any provision, or part thereof, in this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

      12.12 Knowledge. Whenever any representation or warranty of the Seller contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of the Seller, such knowledge shall be deemed to include (A) the best actual knowledge, information and belief of the Seller and (B) any information which the Seller would reasonably be expected to be aware of in the prudent discharge of his duties in the ordinary course of business (including consultation with legal counsel) on behalf of either of the Companies.

      12.13 Arbitration.

            (a) Any dispute, claim or controversy arising out of or relating to this Agreement (except for accounting matters provided for in Section 1.4 hereto), or the interpretation or breach hereof, shall be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA Rules") to the extent such AAA Rules are not inconsistent with this Agreement. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made by any party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations. The arbitration panel shall consist of three
(3) arbitrators, one of whom shall be appointed by each party hereto within thirty (30) days after any request for arbitration hereunder. The two arbitrators thus appointed shall choose the third arbitrator within thirty (30) days after their appointment; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator within 30 days after their appointment, either arbitrator may petition the American Arbitration Association to make the appointment. The place of arbitration shall be Atlanta, Georgia. The arbitrators shall be instructed to render their decision within sixty (60) days after their selection and to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses).

            (b) Nothing contained in this Section 12.13 shall prevent any party hereto from seeking any equitable relief to which it would otherwise be entitled from a court of competent jurisdiction.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                        SONIC AUTOMOTIVE, INC.


                                        By: /s/ O. Bruton Smith
                                            ----------------------------------
                                            Name:  O. BRUTON SMITH
                                            Title: CHIEF EXECUTIVE OFFICER

                                        CAPITOL CHEVROLET, INC.


                                        By: /s/ Frank E. McGough, Jr.
                                            ----------------------------------
                                            Name:  FRANK E. MCGOUGH, JR.
                                            Title: PRESIDENT

                                        CAPITOL IMPORTS, LTD.

                                        MCGOUGH MANAGEMENT COMPANY, INC., its
                                        General Partner


                                        By: /s/ Frank E. McGough, Jr.
                                            ----------------------------------
                                            Name:  FRANK E. MCGOUGH, JR.
                                            Title: PRESIDENT


                                        /s/ Frank E. McGough, Jr.
                                        --------------------------------------
                                        FRANK E. MCGOUGH, JR., as Seller

                                    EXHIBITS

Exhibit A   -     Certificate of Merger
Exhibit B   -     Form of Escrow Agreement
Exhibit C   -     Preferred Stock Summary of Rights and Preferences
Exhibit D   -     Distributed Assets and Distributed Liabilities
Exhibit E   -     Form of Dealership Leases
Exhibit F   -     Form of Employment Agreement
Exhibit G   -     Form of Non-Competition Agreement
Exhibit H   -     Opinion of Seller' Counsel
Exhibit I   -     Opinion of Buyer's Counsel


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

                                    SCHEDULES

Schedule 3.2(b)   Consents and Approvals for the Seller

Schedule 3.5      Interest in other Entities

Schedule 3.7      Qualification

Schedule 3.8      Capitalization

Schedule 3.10     No Violation; Conflicts

Schedule 3.11     Encumbrances

Schedule 3.13     Financial Statements

Schedule 3.16(a)  Owned Real Property

Schedule 3.16(b)  Leased Premises

Schedule 3.16(d)  Owned Equipment

Schedule 3.16(e)  Leased Equipment

Schedule 3.17     Intellectual Property

Schedule 3.18     Certain Liabilities

Schedule 3.19     No Undisclosed Liabilities

Schedule 3.20     Absence of Changes

Schedule 3.21     Tax Matters

Schedule 3.22     Compliance with Laws

Schedule 3.23     Litigation Regarding Companies

Schedule 3.24     Permits, Etc.

Schedule 3.26     Compensation

Schedule 3.27     Employee Benefits


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

Schedule 3.29(a)  Material Agreements

Schedule 3.29(b)  Required Consents for Transfers of Material Agreements

Schedule 3.31     Bank Accounts, Credit Cards and Safe Deposit Boxes

Schedule 3.32(a)  Insurance Policies

Schedule 3.32(b)  Property Damage and Personal Injury Claims

Schedule 3.33     Warranties

Schedule 3.34     Directors and Officers

Schedule 3.36     Environmental Matters

Schedule 4.2(b)   Consents and Approvals for the Buyer


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